Exhibit 99.1

Dendreon Announces Second Quarter 2012 Results

— Company Announces Strategic Restructuring

to Accelerate Path to Profitability and Future Growth –

— Conference Call to be Hosted July 30, 2012 at 4:30 p.m. ET/1:30 p.m. PT —

SEATTLE, July 30, 2012 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended June 30, 2012. Net product revenue for the quarter was $80.0 million compared to $48.1 million for the quarter ended June 30, 2011, up 66% year over year and down 2.4% on a sequential basis.

Net loss in the second quarter of 2012 was $96.1 million or $0.65 per share, compared to a net loss of $116.0 million, or $0.79 per share, for the same period in 2011. The current period includes approximately $5.2 million in cash and non-cash severance expenses. Excluding these expenses, the company had a net loss of $90.9 million or $0.61 per share.

As of June 30, 2012, Dendreon had approximately $509.7 million in cash, cash equivalents, and short-term and long-term investments compared to $617.7 million as of December 31, 2011.

Recent Highlights:

•	Announced strategic restructuring to accelerate path to profitability and future growth:

•	The Company expects to reduce costs by approximately $150 million annually.

•	The Company expects a reduction in headcount of more than 600 positions, including contractors, over the next 12 months.

•	The Company expects to reduce its cost of goods sold (COGS) to less than 50 percent of net product revenue following the closure of the Morris Plains, NJ facility.

•

Full implementation of the restructuring is expected to take 12 months. Once implemented the Company will be positioned to be cash flow positive when net product revenue reaches approximately $100 million in a quarter, a 20% improvement from prior guidance.

•	Continued new physician interest in PROVENGE® (sipuleucel-T):

•	Added 115 new accounts in the second quarter, up from 84 new infusing accounts last quarter. Total number of infusing accounts in now at 687.

•	Reimbursement landscape remains stable for physicians:

•	Reported average time to payment remains less than 30 days for physicians

•	Q-Code remains in effect and CMS are updating coverage policies for PROVENGE

•	Presented important findings at the American Urological Association and American Society of Clinical Oncology annual meetings:

•

Retrospective analysis of IMPACT trial by baseline PSA quartile suggested PROVENGE extended median overall survival in all subgroups with a trend toward an increased magnitude of treatment benefit in patients with a lower baseline PSA.

•

Patients with localized prostate cancer in an open-label Phase 2 trial called NeoACT, received three infusions of PROVENGE prior to radical prostatectomy. Investigators found significant increases ( > 3-fold) in CD3+ and CD4+ T-cells populations at the tumor rim between the interface of benign and malignant tissue when compared with the pretreatment biopsy tissue. Results from these analyses support further evaluation of PROVENGE in the neoadjuvant setting. PROVENGE is not currently indicated for neoadjuvant treatment of localized prostate cancer.

“We are confident in the long-term opportunities for PROVENGE,” said John H. Johnson, chairman, president and chief executive officer. “We believe the strategic restructuring plan announced today will accelerate our path to profitability and future growth as we execute on our core mission of providing PROVENGE to patients around the world. By re-configuring our manufacturing model, strengthening our commercial organization and lowering our overall cost structure, we believe we can deliver value to our shareholders and our physician customers and their patients.”

Restructuring Plan

Separately today, Dendreon announced a strategic restructuring plan designed to accelerate the Company’s path to profitability and future growth. The restructuring press release can be found under the investor relations section of the Company’s website at http://www.dendreon.com.

Conference Call Information

Dendreon will host a conference call on July 30, 2011 at 4:30 p.m. ET. To access the live call, dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international); the conference ID number is 10564494. The call will also be audio webcast and will be available from the Company’s website at http://www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-800-642-1687 or +1-706-645-9291 for international callers; the conference ID number is 10564494. The replay will be available from 7:30 p.m. ET on July 30 until 11:59 p.m. ET on August 6. In addition, the webcast will be archived for on-demand listening for 30 days at http://www.dendreon.com.

PROVENGE Indication and Important Safety Information

PROVENGE is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer.

PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis. The most common adverse events (incidence greater-than or equal to 15%) are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company’s ongoing commitment to patients, Dendreon will conduct a registry of approximately 1500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of PROVENGE in prostate cancer patients, cerebrovascular events were observed in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group.

For more information on PROVENGE, please see the full prescribing information at http://www.provenge.com or call 1-877-336-3736.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington, and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the expected benefits of the restructuring, the timing and elements of the restructuring, the timing and form of related charges, the expected annual operating expense reduction, and Dendreon’s ability to achieve improved performance as a result of the restructuring, developments affecting Dendreon’s business and prospects and potential revenue and earnings from product sales, and progress generally on commercialization efforts for PROVENGE. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Dendreon’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer due to competing therapies, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our operations to support the commercial launch of PROVENGE; and other factors discussed in the “Risk Factors” section of Dendreon’s Annual Report on Form 10-K for the year ended December 31, 2011. All forward-looking statements are qualified in their entirety by this cautionary statement. Dendreon is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact Information:

Nicole Soley

Investor Relations

206-455-2220

InvestorRelations@dendreon.com

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Product revenue, net	$79,964	$48,139	$161,936	$75,140
Royalty and other revenue	28	20	130	41

Total revenue	79,992	48,159	162,066	75,181
Operating expenses:
Cost of product revenue	61,731	28,754	121,772	47,092
Research and development	19,697	18,565	37,040	36,174
Selling, general and administrative	80,219	105,071	175,534	200,360
Restructuring	1,099	—	975	—

Total operating expenses	162,746	152,390	335,321	283,626

Loss from operations	(82,754)	(104,231)	(173,255)	(208,445)
Interest income	375	393	758	793
Interest expense	(13,768)	(12,121)	(27,580)	(21,114)
Other income (expense)	10	(26)	26	(26)

Net loss	$(96,137)	$(115,985)	$(200,051)	$(228,792)

Basic and diluted net loss per share	$(0.65)	$(0.79)	$(1.35)	$(1.57)

Shares used in computation of basic and diluted net loss per share	148,161	145,928	147,880	145,712

	June 30, 2012	December 31, 2011
Balance Sheet Data:
Cash and cash equivalents	$247,493	$427,100
Short-term investments	184,743	111,525
Long-term investments	77,479	79,071
Trade accounts receivable	35,343	35,541
Prepaid antigen costs	1,534	7,490
Inventory	71,558	69,502
Total assets	875,747	1,001,491
Convertible senior notes due 2016	520,335	508,418
Convertible senior subordinated notes due 2014	27,685	27,685
Total stockholders’ equity	202,409	352,637

DENDREON CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
GAAP net loss	$(96,137)	$(115,985)	$(200,051)	$(228,792)
Non-GAAP adjustments:
Depreciation and amortization expense	10,790	8,644	21,654	15,955
Imputed interest related to the convertible senior notes due 2016	6,019	5,551	11,917	9,851
Restructuring	1,099	—	975	—
Management severance and other termination benefits:
Severance expense	1,792	—	6,965	—
Non-cash stock-based compensation expense	3,434	—	15,112	—
Other stock-based compensation expense	12,793	16,754	32,268	31,430

Non-GAAP net loss	$(60,210)	$(85,036)	$(111,160)	$(171,556)

Non-GAAP net loss per share- basic and diluted	$(0.41)	$(0.58)	$(0.75)	$(1.18)

Shares used in computation of basic and diluted net loss per share	148,161	145,928	147,880	145,712

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. Dendreon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Dendreon’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these items provides important insight into our operational results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators Dendreon management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.